FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 14, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Record 2012 Production and Revenues;
Year End and Fourth-Quarter Results

Salt Lake City, March 14, 2013 – FX Energy, Inc. (Nasdaq: FXEN) today announced financial results for its fourth quarter and full year of 2012.  The Company reported net income for the full year 2012 of $4.1 million, or $0.08 per share, compared to a net loss in 2011 of $28.5 million, or $0.57 per share.  Included in the Company’s yearly results were non-cash foreign exchange gains of $16.3 million for 2012 and non-cash foreign exchange losses of $23.4 million for 2011.  The Company’s operating loss increased to $10.0 million in 2012 from $3.1 million in 2011.  Most of the increased loss is due to the Company’s increased seismic and dry hole costs in 2012.

For the fourth quarter of 2012, the Company reported a net loss of $0.4 million, or $0.01 per share, compared to a net loss of $10.1 million, or $0.23 per share, during the same quarter of 2011.  Fourth quarter 2012 results were positively impacted by $4.3 million in non-cash foreign exchange gains, while non-cash foreign exchange losses reduced the 2011 fourth quarter by $7.6 million.

Record Oil and Gas Production Leads to Record Revenues

For the full year 2012, the Company reported record oil and gas production of 4,781 million cubic feet of gas equivalent (Mmcfe), or 13.1 million cubic feet of gas equivalent per day (Mmcfed).  This compares to 4,399 Mmcfe (12.0 Mmcfed) during 2011, an increase of 9%.  The Company’s fourth quarter 2012 oil and gas production was 1,270 Mmcfe (13.8 Mmcfed), an increase of 12% from 1,134 Mmcfe (12.3 Mmcfed) during the same quarter of 2011.  The production increase was due entirely to production from the Company’s KSK wells in Poland.

Clay Newton, FX Energy’s Vice President Finance, remarked, “Our 2012 production, in combination with slightly higher natural gas prices in Poland, led to record oil and gas revenues of $34.5 million.  This compares to $29.8 million for 2011, an increase of 16%.  Total revenues rose 3% from $35.4 million in 2011 to $36.6 million in 2012.”

Mr. Newton continued, “This is our third consecutive year of reporting record oil and gas revenues, and total revenues.  As we go into 2013, we could see this again, as we have two wells lined up to start producing this year.”

The Company’s 2012 average price for natural gas in Poland increased 10% from 2011 levels, averaging $6.81 per thousand cubic feet (Mcf).  Polish gas tariffs were 21% higher during 2012, but currency fluctuations dampened the impact.  Oil prices decreased, with prices averaging $76.87 per barrel for 2012, down 7% from the $83.02 average per barrel price for 2011.

Record Revenues Assist With Significant Increase in Capital Expenditures

The Company’s total capital expenditures, which include all exploration and development costs, reached $35.7 million in 2012, compared to $32.5 million in 2011.  Not included in the 2012 figure is approximately $20 million expected to be incurred in early 2013 by the Company for wells and seismic which are now underway but were committed for in 2012.

The increased capital expenditures were funded by the Company’s higher revenues and cash balances.  In the fourth quarter of 2011, the Company drew $40 million under its revolving bank credit facility in view of the unsettled conditions in Europe’s financial sector and to ensure the Company would have adequate funds available for its 2012 exploration and development spending.

Fourth Quarter Production Increases and Higher Prices Boost Revenues

Total fourth quarter 2012 production of 1,270 Mmcfe (13.8 Mmcfe/d) was 12% higher than the 1,134 (12.3 Mmcfe/d) Mmcfe in the fourth quarter of 2011.  Oil and gas revenues were $9.6 million, 32% higher than the $7.3 million recorded in the fourth quarter of 2011.

The production and revenue increases for the quarter were due in part to increased production from the Company’s KSK wells.  An increase in U.S. dollar-denominated Polish natural gas price augmented the production increases.  The average gas price in Poland during the fourth quarter of 2012 was $7.31 per Mcf compared to $5.95 per Mcf during the fourth quarter of 2011.  The increase in U.S. dollar-denominated prices was due primarily to higher natural gas tariffs in Poland.

Exploration Costs Impact Operating Cash

Cash flow used in operating activities increased from $0.1 million during 2011 to $1.2 million in 2012, an increase of $1.1 million.  Exploration costs of $23.8 million during 2012 were more than $7.1 million higher than exploration costs incurred during 2011.  In addition to the seismic and drilling costs that were expensed in 2012, the Company capitalized $16.6 million in successful exploration wells and production facilities costs during 2012.  At December 31, 2012, the Company’s cash balance was approximately $34.0 million.  Working capital was $30.4 million at December 31, 2012 versus $49.8 million at December 31, 2011.  Debt drawn under the Company’s revolving credit facility was $40.0 million at the end of 2012, with $7.0 million classified as a short term obligation.

Non-cash Charges Continue to Vary

The non-cash foreign exchange gains of $16.3 million for 2012 and losses of $23.4 million for 2011 are included in other income and expense.  The gains and losses come primarily from recognition of gains and losses on U.S. dollar denominated intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash adjustments only, and could be either losses or gains in the future depending upon future exchange rates.

Earnings Conference Call Today, Thursday, March 14, 2013 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast today to discuss 2012 full year and fourth quarter results at 4:30 p.m. Eastern Time.  The call will also include a discussion of the Company’s current operations.  Conference call information is as follows:  Dial-In-Number: 888-417-8516; International: 719-325-2376; Passcode: 5337432.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

__________________________

FORWARD-LOOKING STATEMENTS

This press release and the related earnings conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control, including risks and uncertainties as described in the Company’s public filings with the SEC. Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2012 and 2011
(in thousands)

	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$33,990	$50,859
Receivables:
Accrued oil and gas sales	3,447	3,446
Joint interest and other receivables	7,733	4,768
Value-added tax receivable	1,136	389
Inventory	199	196
Other current assets	614	542
Total current assets	47,119	60,200

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	63,821	49,388
Unproved	2,337	3,482
Other property and equipment	10,717	9,968
Gross property and equipment	76,875	62,838
Less accumulated depreciation, depletion, and amortization	(19,786)	(14,942)
Net property and equipment	57,089	47,896

Other assets:
Certificates of deposit	382	406
Loan fees	1,364	1,722
Total other assets	1,746	2,128

Total assets	$105,954	$110,224

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2012 and 2011
(in thousands, except share data)
-Continued-

	2012	2011
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,532	$9,736
Accrued liabilities	1,192	677
Current portion of long-term debt	7,000	--
Total current liabilities	16,724	10,413

Long-term liabilities:
Notes payable	33,000	40,000
Asset retirement obligation	1,431	1,184
Total long-term liabilities	34,431	41,184

Total liabilities	51,155	51,597

Commitments and Contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of
December 31, 2012 and 2011; no shares outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of
December 31, 2012 and 2011; 53,246,620 and 52,787,350 shares issued
and outstanding as of December 31, 2012 and 2011, respectively	53	53
Additional paid-in capital	222,513	219,522
Cumulative translation adjustment	18,027	28,964
Accumulated deficit	(185,794)	(189,912)
Total stockholders’ equity	54,799	58,627

Total liabilities and stockholders’ equity	$105,954	$110,224

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31, 2012, 2011, and 2010
(in thousands, except per share amounts)

	2012	2011	2010
Revenues:
Oil and gas sales	$34,461	$29,807	$22,914
Oilfield services	2,137	5,631	2,099
Total revenues	36,598	35,438	25,013
Operating costs and expenses:
Lease operating expenses	3,631	3,834	3,473
Exploration costs	23,795	16,618	3,038
Impairment of oil and gas properties	2,562	72	564
Loss on sale of assets	49	--	--
Asset retirement obligation gain	--	(52)	(264)
Oilfield services costs	1,610	4,458	1,550
Depreciation, depletion, and amortization (DD&A)	4,239	3,397	2,626
Accretion expense	63	68	92
Stock compensation	2,325	1,744	1,379
General and administrative costs (G&A)	8,369	8,396	7,973
Total operating costs and expenses	46,643	38,535	20,431
Operating income (loss)	(10,045)	(3,097)	4,582

Other income (expense):
Interest expense	(2,485)	(2,167)	(1,936)
Interest and other income	356	188	829
Foreign exchange gain (loss)	16,292	(23,448)	(4,233)
Total other income (expense)	14,163	(25,427)	(5,340)

Net income (loss)	$4,118	$(28,524)	$(758)

Basic and diluted net income (loss) per common share	$0.08	$(0.57)	$(0.02)

Basic and diluted weighted average number
of shares outstanding	52,274	50,262	43,387

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2012, 2011, and 2010
(in thousands)

	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$4,118	$(28,524)	$(758)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation, depletion and amortization	4,239	3,397	2,626
Impairment of oil and gas properties	6,979	72	564
Accretion expense	63	68	92
Loss on property dispositions	49	44	--
Stock compensation	2,325	1,744	1,379
Foreign exchange (gains) losses	(16,289)	23,397	4,238
Common stock issued for services (G&A)	666	777	636
Asset retirement obligation revisions	408	(52)	(264)
Loan fee amortization	504	554	971
Increase (decrease) from changes in working capital items:
Receivables	(2,905)	(5,241)	(1,809)
Inventory	(2)	(3)	(10)
Other current assets	(50)	(253)	101
Other assets	25	--	(143)
Accounts payable and accrued liabilities	(1,320)	3,950	(289)
Asset retirement obligations settled	(43)	(50)	(85)
Net cash provided by (used in) operating activities	(1,233)	(120)	7,249

Cash flows from investing activities:
Additions to oil and gas properties	(15,836)	(17,300)	(6,475)
Additions to other property and equipment	(735)	(1,221)	(1,339)
Proceeds from sale of assets	221	35	--
Net cash used in investing activities	(16,350)	(18,486)	(7,814)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	--	45,041	8,403
Proceeds from notes payable, net of deferred loan fees	--	40,000	32,532
Payments of notes payable	--	(35,000)	(25,000)
Proceeds from exercise of stock options and warrants	--	801	157
Net cash provided by financing activities	--	50,842	16,092

Effect of exchange rate changes on cash	714	(1,117)	(12)

Net increase (decrease) in cash	(16,869)	31,119	15,515
Cash and cash equivalents at beginning of year	50,859	19,740	4,225

Cash and cash equivalents at end of year	$33,990	$50,859	$19,740